                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                             EMERSON ELECTRIC CO.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

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    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

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    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED
PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

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    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

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    (5) TOTAL FEE PAID:

------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

        EMERSON         NOTICE OF ANNUAL MEETING OF THE
        [LOGO]
                                STOCKHOLDERS OF

                             EMERSON ELECTRIC CO.

                                                    St. Louis, Missouri
                                                      December 12, 1997

        TO THE STOCKHOLDERS OF
          EMERSON ELECTRIC CO.:

            The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 3, 1998, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 25, 1997, will be entitled to vote, for the following purposes:

                1. To elect five directors;

                2. To vote upon a proposal to approve the 1998 Stock
                   Option Plan; and

                3. To transact such other and further business, if any,
                   as lawfully may be brought before the meeting.

                                            EMERSON ELECTRIC CO.

                                            By    /s/ Charles F. Knight

                                                  Chairman of the Board

        /s/ W. W. Withers

        Secretary

            EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                             EMERSON ELECTRIC CO.

            8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                                PROXY STATEMENT

        FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 3, 1998

    This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 3, 1998, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 12, 1997.

    If you have a disability which requires accommodation at the meeting, please call 314-553-2197; requests must be received by January 15, 1998.

    Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.

    The close of business on November 25, 1997, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 441,296,647 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1997 accompanies this proxy statement.

    The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $12,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

                           I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Five directors of the Company are to be elected for terms ending at the Annual Meeting in 2001, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

                                                                                                        SHARES OF
                                                                                                          EMERSON
                                                                                         SERVED AS      COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR       BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                                   SINCE       OWNED<F1><F2><F3>
                        --------------------------------                                 ---------     -----------------
NOMINEES FOR TERMS ENDING IN 2001

J. G. Berges, 50................................................................            1997          194,752<F5>
  Vice Chairman of Emerson

R. L. Ridgway, 62...............................................................            1995            2,398
  Former Assistant Secretary of State for Europe and Canada
  She is also a Director of Bell Atlantic Corporation, The Boeing Company,
    Citicorp and Citibank, Minnesota Mining and Manufacturing Company, RJR
    Nabisco Holdings Corp., Sara Lee Corporation, Union Carbide Corporation

                                       2

                                                                                                        SHARES OF
                                                                                                          EMERSON
                                                                                         SERVED AS      COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR       BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                                   SINCE       OWNED<F1><F2><F3>
                        --------------------------------                                 ---------     -----------------
A. E. Suter, 62.................................................................            1989<F4>      220,577
  Senior Vice Chairman and Chief Administrative Officer of Emerson
  He is also a Director of Furniture Brands International Inc., NationsBank
    Corp.

W. M. Van Cleve, 68.............................................................            1984           33,488<F5>
  Partner of Bryan Cave LLP, lawyers

E. E. Whitacre, Jr., 56.........................................................            1990            4,088
  Chairman and Chief Executive Officer of SBC Communications Inc., a diversified communications holding company
  He is also a Director of Anheuser-Busch Companies, Inc., Burlington Northern
    Santa Fe Corporation, The May Department Stores Company

TO CONTINUE IN OFFICE UNTIL 2000

L. L. Browning, Jr., 68.........................................................            1969          469,838
  Former Vice Chairman of Emerson
  He is also a Director of Star Banc Corp.

A. A. Busch III, 60.............................................................            1985            7,088
  Chairman of the Board and President of Anheuser-Busch Companies, Inc.,
    brewery, container manufacturer and theme park operator
  He is also a Director of General American Life Insurance Company, SBC
    Communications Inc.

R. B. Horton, 58................................................................            1987            3,050
  Chairman of Railtrack Group plc, which owns and operates the infrastructure formerly owned by British Railways
  He is also a Director of Premier Farnell plc and PartnerRe Ltd.

G. A. Lodge, 65.................................................................            1974            7,688
  President of InnoCal Management, Inc., a venture capital management company

V. R. Loucks, Jr., 63...........................................................            1979<F4>        3,688
  Chairman and Chief Executive Officer of Baxter International Inc., a global manufacturer and marketer of health care products
  He is also a Director of Affymetrix, Inc., Anheuser-Busch Companies, Inc.,
    Coastcast Corp., Dun & Bradstreet Corporation, The Quaker Oats Company

G. W. Tamke, 50.................................................................            1997          182,167
  President and Chief Operating Officer of Emerson

TO CONTINUE IN OFFICE UNTIL 1999

D. C. Farrell, 64...............................................................            1989            3,688
  Chairman and Chief Executive Officer of The May Department Stores Company,
    operator of department stores
  He is also a Director of Ralston Purina Company

J. A. Frates, 77................................................................            1966           31,184
  Private investor

C. F. Knight, 61................................................................            1972        1,581,937
  Chairman of the Board and Chief Executive Officer of Emerson
  He is also a Director of Anheuser-Busch Companies, Inc., The British Petroleum
    Company plc, International Business Machines Corp., SBC Communications Inc.

                                       3

                                                                                                        SHARES OF
                                                                                                          EMERSON
                                                                                         SERVED AS      COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR       BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                                   SINCE       OWNED<F1><F2><F3>
                        --------------------------------                                 ---------     -----------------

R. B. Loynd, 70.................................................................            1987            9,688
  Chairman of the Board of Furniture Brands International Inc., manufacturer and marketer of furniture products.
  He is also a Director of Converse Inc.

R. W. Staley, 62................................................................            1987<F4>      202,725
  Vice Chairman and Chairman--Emerson Asia Pacific
  He is also a Director of ACE Limited

All Directors and Executive Officers as a Group (19 persons)....................                        3,127,974<F6>

----------

<F1> Beneficial ownership of Emerson common stock is stated as of September 15,
     1997. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table except W. J. Galvin, who beneficially owned 121,227 shares. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows: (i) with respect to the following shares the person named has no investment power: Mr. Knight-334,000; Mr. Suter-82,858; Mr. Tamke-94,516; Mr. Berges-77,380; Mr. Staley-62,500; Mr. Galvin-60,000; and
     each non-employee director - 1,288; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-7,527; Mr. Suter-3,793; Mr. Tamke-1,759; Mr. Berges-3,395; Mr. Staley-5,643; Mr.
     Galvin-5,178.

<F2> Includes the following shares which such persons have or will have within
     60 days after September 15, 1997, the right to acquire upon the exercise of employee stock options: Mr. Knight-115,670; Mr. Suter-59,006; Mr. Tamke-51,260; Mr. Berges-49,847; Mr. Staley-24,000; Mr. Galvin-26,777.

<F3> No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

<F4> Mr. Staley previously served as a director of the Company from April 1978 to February 1982. Mr. Suter previously served as a director from February to June 1987. Mr. Loucks previously served as a director from April 1974 to December 1975.

<F5> Includes 38,574 shares as to which Mr. Berges shares voting and investment power; and 15,800 shares held as co-trustee of three trusts and a charitable foundation as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

<F6> Includes 341,509 shares of common stock which executive officers have, or will have within 60 days after September 15, 1997, the right to acquire upon exercise of employee stock options. Shares owned as a group represents .7% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 28,567 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.

    E. F. Williams, Jr., 74, whose term of office expires at the Annual Meeting, is not standing for re-election as a director as he is retiring under the retirement policy of the Board of Directors. The number of directors is being reduced from 17 to 16.

    Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

    Sir Robert Horton was an executive officer (Chairman since 1990) of The British Petroleum Company plc, a producer, refiner and supplier of petrochemical products, until 1992. He has been Chairman of Railtrack Group plc since 1993.

    Mr. Lodge was Chief Executive Officer of LAR Management Corporation, a venture capital management company, until December 1994. Since April 1993 he has been President of InnoCal Management, Inc., also a venture capital management company.

    Ambassador Ridgway was Co-Chair of The Atlantic Council of the United States, a private foreign policy institute, from 1993 to 1996 and was President of the Council from 1989 to 1993. As a member of the Foreign Service she served as Assistant Secretary of State for European and Canadian Affairs (1985-1989), Ambassador to the German Democratic Republic (1982-1985), Special Assistant to the Secretary of State (negotiations) (1981-1982), Counselor of the Department of State (1980-1981), Ambassador to Finland (1977-1980), and Ambassador for Oceans and Fisheries Affairs (1976-1977).

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 1997 and expects to retain in fiscal 1998.

BOARD OF DIRECTORS AND COMMITTEES

    The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are:
Executive Committee (Knight), Audit Committee (Busch), Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Williams) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new director nominees. There were 10 meetings of the Board of Directors during fiscal 1997. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served except Mr. Farrell, who attended 74% of the meetings, and Mr. Staley, who lives and works in Hong Kong and attended 71% of the meetings.

    The functions of the Audit Committee are to review the Company's reports to stockholders with management and the independent auditors to insure that appropriate disclosure is made; appoint the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Committee met five times in fiscal 1997. The members of the Committee were A. A. Busch III, Chairman, R. B. Loynd, R. L. Ridgway and W. M. Van Cleve.

    The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and all salaries of division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by officers and directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and director succession plans and review new director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met five times in fiscal 1997. The members of the Committee were V. R. Loucks, Jr., Chairman, D. C. Farrell, J. A. Frates and E. F. Williams, Jr.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid an annual retainer of $30,000 plus an award of restricted shares of Company common stock with a market value on the date of the award of $35,000 and fees of $1,250 plus expenses for attendance at each Board meeting. Such restricted stock does not vest and cannot be sold until the director's retirement or his earlier death or resignation. Each committee chairman is currently paid an annual retainer of $5,000, and each committee member is paid $1,000 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by NationsBank, N.A. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a director who is not an employee of the Company who has served as a director for at least five years will, after the later of termination of service as a director or age 72, receive for life a percentage of the annual fee for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a director terminates because of death, the benefit will be paid to the surviving spouse for five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers are required, pursuant to
Section 16(a) of the Securities Exchange Act of 1934, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of such statements to the Company.

    Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 1997 the directors and executive officers of the Company complied with all such requirements, except that Mr. Loynd filed late one statement covering three transactions and one statement covering one transaction.

                            EXECUTIVE COMPENSATION

    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company for each of the last three fiscal years of the Company. All share amounts in the following tables give effect to the two-for-one stock split in March 1997.

                                                   SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION<F1>
                                                                              --------------------------------------
                                                ANNUAL COMPENSATION                     AWARDS              PAYOUT
                                 ---------------------------------------------------------------------------------------------------
                                                                                                SECURITES    LONG-
                                                                   OTHER                       UNDERLYING     TERM         ALL
                                                                  ANNUAL         RESTRICTED     OPTIONS/   INCENTIVE      OTHER
           NAME AND              FISCAL   SALARY                 COMPENSA-          STOCK         SARS       PLAN        COMPEN-
       PRINCIPAL POSITION         YEAR     ($)       BONUS($)   TION($)<F2>   AWARDS(S)($)<F3>     (#)     PAYOUTS($)  SATION($)<F4>
       ------------------        ------   ------     --------   -----------   ---------------- ----------- ----------  -------------
C. F. Knight                       1997   900,000   1,100,000    48,628                0              0         0         65,301
Chairman of the Board and          1996   900,000   1,100,000    37,462                0              0         0         64,978
Chief Executive Officer<F5>        1995   900,000   1,100,000    40,013                0         66,000         0         50,000

A. E. Suter                        1997   490,000     510,000        --                0              0         0         26,512
Senior Vice Chairman and           1996   490,000     510,000        --                0              0         0         26,705
Chief Administrative               1995   490,000     500,000        --                0         33,000         0         26,234
Officer<F5>

G. W. Tamke                        1997   445,000     500,000        --                0         86,264         0         27,920
President and Chief
Operating Officer<F5>

J. G. Berges                       1997   315,000     425,000        --                0         30,526         0         17,743
Vice Chairman<F5>

R. W. Staley                       1997   300,000     375,000        --                0              0         0         16,250
Vice Chairman and                  1996   300,000     350,000        --                0              0         0         15,687
Chairman--Emerson                  1995   300,000     315,000        --                0              0         0         14,359
Asia Pacific

W. J. Galvin                       1997   315,000     360,000        --                0         27,082         0         14,750
Senior Vice                        1996   300,000     275,000        --                0              0         0         14,031
President--Finance                 1995   270,000     250,000        --                0              0         0         11,750
and Chief Financial Officer

---------

<F1> The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans generally provide for acceleration of vesting of awards and retirement benefits under such plans in the event of a change in control of the Company, as defined in such plans.

<F2> Consistent with applicable regulations, certain non-cash compensation need not be reported.

<F3> The number of shares of restricted stock held by the named executive officers at the end of fiscal 1997, and the aggregate value of such shares, are as follows: C. F. Knight, 334,000 shares having a value of $19,246,750; A. E. Suter, 82,858 shares having a value of $4,774,692; G.
     W. Tamke, 94,516 shares having a value of $5,446,485; J. G. Berges, 77,380 shares having a value of $4,459,023; R. W. Staley, 62,500 shares having a value of $3,601,563; W. J. Galvin, 60,000 shares having a value of $3,457,500. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period.

                                       6


<F4> Includes for fiscal 1997: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: C.F. Knight-$15,301; A. E. Suter-$1,512;
     G. W. Tamke-$6,795; J. G. Berges-$1,118 and (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts: C. F. Knight-$50,000; A. E. Suter-$25,000; G. W. Tamke-$21,125; J. G. Berges-$16,625 R. W.
     Staley-$16,250 ; and W. J. Galvin-$14,750.

<F5> Mr. Knight was also President until March 1997, when Mr. Tamke was elected
     President and Mr. Berges was elected a Vice Chairman. In October 1997, Mr. Tamke was named Chief Operating Officer, succeeding Mr. Suter, who was named Chief Administrative Officer.

                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS<F1>
                       --------------------------------------------------------------          POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF       % OF TOTAL                                               ASSUMED ANNUAL RATES OF
                        SECURITIES      OPTIONS/SARS                                            STOCK PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO       EXERCISE OR                                 OPTION TERM<F2>
                       OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION        ----------------------------------
        NAME            GRANTED (#)      FISCAL YEAR        ($/SH)            DATE           0% ($)        5% ($)       10% ($)
        ----           ------------     ------------      ----------       ----------        ------        ------       -------
C. F. Knight..........            0          n/a             n/a              n/a               n/a         n/a           n/a
A. E. Suter...........            0          n/a             n/a              n/a               n/a         n/a           n/a
G. W. Tamke...........       36,264          1.1            44.75           10/1/06              0         1,020,579    2,586,347
                             50,000          1.5            46.125           4/1/07              0         1,450,388    3,675,569
J. G. Berges..........       30,526          0.9            44.75           10/1/06              0           859,094    2,177,114
R. W. Staley..........            0          n/a             n/a              n/a               n/a           n/a          n/a
W. J. Galvin..........       27,082          0.8            44.75           10/1/06              0           762,170    1,931,488
All Optionees<F3><F4>.    3,398,394          100            45.09           various              0        96 million   244 million
All Stockholders......      n/a              n/a             n/a              n/a                0        13 billion    32 billion
Optionees' Gain as %
  of All Stockholders'
  Gain................      n/a              n/a             n/a              n/a               n/a        less than    less than
                                                                                                               1%           1%

--------

<F1> Options were granted at 100% of the market price on the date of grant, become exercisable one-third after one year from the date of grant, an additional one-third after two years from the date of grant, and are exercisable in full after three years from the date of grant.

<F2> The dollar amounts under these columns are the result of calculations at
     0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable values for all stockholders are based on 447.4 million shares outstanding at October 1, 1996 and a per share price of $44.75.

<F3> Based on total number of options awarded in fiscal 1997.

<F4> No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FY-END(#)                AT FY-END($)<F1>
                       SHARES ACQUIRED         VALUE           -----------------------------     -----------------------------
        NAME           ON EXERCISE (#)    REALIZED ($)<F1>     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ----           ----------------   ----------------     -----------     -------------     -----------     -------------
C. F. Knight........              0                     0            93,670          22,000          3,435,669         653,811

A. E. Suter.........              0                     0            48,006          11,000          1,768,005         326,906

G. W. Tamke.........              0                     0            39,172          86,264          1,488,623       1,128,163

J. G. Berges........          3,400               119,956            39,672          30,526          1,526,720         423,548

R. W. Staley........              0                     0            24,000               0          1,028,249               0

W. J. Galvin........         19,008               705,077            17,750          27,082            601,001         375,763

--------

<F1> The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.

             LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                           ESTIMATED FUTURE
                                                             PAYOUTS UNDER
                                        PERFORMANCE OR         NON-STOCK
                        NUMBER OF        OTHER PERIOD      PRICE-BASED PLANS
                       PERFORMANCE     UNTIL MATURATION     TARGET/MAXIMUM
        NAME            UNITS<F1>         OR PAYOUT        (# OF SHARES)<F2>
        ----           -----------     ----------------    -----------------
C. F. Knight........        506,666       1997-2001                506,666

A. E. Suter.........         25,000       1997-2001                 25,000

G. W. Tamke.........         72,666       1997-2001                 72,666

J. G. Berges........         44,334       1997-2001                 44,334

R. W. Staley........         25,000       1997-2001                 25,000

W. J. Galvin........         39,334       1997-2001                 39,334

--------

<F1> Awards were made under the 1993 Incentive Shares Plan for the achievement of financial targets over a five-year period ending September 30, 2001. Financial targets were set for the five-year performance period at the beginning of the period with the payout of awards determined by the financial results versus the targets at the end of the five-year performance period. The principal financial measure adopted by the Compensation and Human Resources Committee for the current five-year performance period is growth in earnings per share. In addition, to ensure that the payout of the awards is consistent with the financial objectives of the Company, the Committee also considers the following: profitability, return on equity, asset management and consistent financial performance over the performance period. The award of units represents the right to receive an equivalent number of shares of the Company's common stock if the performance objectives are achieved.

<F2> The maximum number of shares that can be earned under this award is shown in the table. To the extent that the objectives are not fully achieved, the number of units earned may range from 0% to 100% as determined by the Committee.

                              PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                               ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                           ---------------------------------------------------------------------------------------
   AVERAGE ANNUAL           10 YEARS             15 YEARS         20 YEARS          25 YEARS             35 YEARS
    COMPENSATION           OF SERVICE           OF SERVICE       OF SERVICE        OF SERVICE           OF SERVICE
   --------------          ----------           ----------       ----------        ----------           ----------
$  600,000..........        $ 88,535             $132,802         $177,070         $  221,337           $  309,872

 1,100,000..........         163,535              245,302          327,070            408,837              672,372

 1,600,000..........         238,535              357,802          477,070            596,337              834,872

 2,100,000..........         313,535              470,302          627,070            783,837            1,097,372

 2,700,000..........         403,535              605,302          807,070          1,008,837            1,412,372

 3,200,000..........         478,535              717,802          957,070          1,196,337            1,674,872

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans, but deferred bonuses may cause such amounts to vary from the amounts set forth in the Summary Compensation Table. The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 25; A. E. Suter, 18; G. W. Tamke, 9; J. G. Berges, 22;
R. W. Staley, 22; W. J. Galvin, 25. Payment of the specified retirement benefits is contingent upon continuation of the plan in its present form until the employee retires. The benefits of certain employees may be reduced under the Emerson Electric Co. Retirement Plan to meet the limits of the Internal Revenue Code.

    An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in the supplemental executive retirement plan. Participation in the supplemental plan is by award, subject to the sole approval by the Compensation and Human Resources Committee. Of the officers listed above, C. F. Knight, A. E. Suter and R. W. Staley have been selected to participate in the supplemental plan. The estimated total retirement benefits payable at age 65 to C. F. Knight, A. E. Suter, G. W. Tamke, J. G. Berges, R. W. Staley and W. J. Galvin are 75%, 32%, 9%, 19%, 38% and 21% respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table. Payment of the retirement benefits from the supplemental plan is contingent upon continuation of the plan in its present form until the employee retires.

           REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The Executive Compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

     *  Maximize stockholder value.

     *   Retain, reward and motivate key executives.

     *  Compensate for performance rather than create a sense of entitlement.

     *  Reward team results.

     *  Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, approximately 900 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 25% to 60% of total cash compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

    PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in shares, with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.

    STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, approximately 1,500 key employees are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are vested one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

    RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code
Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    Because of Mr. Knight's central role in the management process that has been vital to the Company's excellent performance, in fiscal year 1993 the Committee established a critical objective of assuring his retention as Chairman and Chief Executive Officer for at least the five-year period of fiscal years 1994-1998. The Committee proposed and Mr. Knight agreed to a five-year compensation package which included a "not to exceed" annual cash compensation rate and shares of restricted stock. The Committee set his base salary at a rate of $900,000 per year for the five-year period, and his annual incentive compensation opportunity at a maximum rate of $1,100,000. The actual annual incentive amount paid Mr. Knight each year will be determined annually based on performance and may be less than $1,100,000.

    The Committee determined that Mr. Knight's performance in fiscal year 1997 warranted the maximum annual incentive of $1,100,000. The Committee also approved performance share target awards to 246 executives, including Mr. Knight, contingent upon the achievement of the financial objectives established for the five-year performance period, fiscal years 1997-2001. In making these awards, the Committee considered the Company's very strong performance. In fiscal 1997, earnings per share for the fiscal year increased 11.0% over fiscal year 1996. Fiscal year 1997 also marked the Company's third consecutive year of double-digit sales growth and fourth consecutive year of double-digit earnings growth. The Company's financial performance in fiscal year 1997 exceeded the target previously set by the Committee under the terms of the Annual Incentive Plan approved by stockholders.

    The Committee noted that in the past five years, the Company's compound average annual return to stockholders was 19%, exceeding the performance of the Dow Jones Electrical Components and Equipment Index, as shown in the performance graph. The Company achieved a return on equity that averaged 19.6% for the period.

    In fiscal year 1997 the Company achieved a performance milestone with the attainment of its 40th consecutive year of increased earnings and earnings per share and 41st consecutive year of increased dividends. This exceptional record of consistent financial performance is shared by no other publicly-traded American industrial manufacturing firm of which the Committee is aware. Mr. Knight has been Chief Executive Officer for 24 years of this extraordinary record of consistency.

    In recognition of this record of exceptional performance; the continuing value of Mr. Knight's management expertise; his insight into the Company's global strategies, operations and markets; and his role in the creation of increased stockholder value during his term as Chief Executive Officer, the Committee determined that retaining his service over the long term is of significant value to the Company and its stockholders. As a result, the Committee proposed and Mr. Knight accepted amendments to his existing employment agreement, which has a term expiring on September 30, 2003. The amendments provide a minimum annual compensation of $900,000 during the term or as long as Mr. Knight remains a senior executive. The agreement also provides for his continued participation in the Company's incentive and benefit plans for the balance of the term, and vesting in the event of his death, disability or retirement or if he is no longer serving as Chief Executive Officer. Under the terms of the agreement, after retirement Mr. Knight will be available at management's request to consult with the Company up to 30 days per year, for a period of not less than 15 years and will be compensated with a daily consulting fee based on his daily salary rate at the time of his retirement. Consistent with Company practice toward other retired executives who serve as consultants, he will also continue to have access to Company facilities and services, including the Company's aircraft, car, driver, financial planning and club memberships subject to certain conditions including not competing with the Company.

                                    Compensation and Human Resources Committee
                                            V. R. Loucks, Jr., Chairman
                                            D. C. Farrell
                                            J. A. Frates
                                            E. F. Williams, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates, who was chief executive officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter.

    A. E. Suter, a director and executive officer of the Company, served as a director and member of the Executive Compensation and Stock Option Committee of Furniture Brands International Inc. during the last fiscal year, and R. B. Loynd, Chairman of the Board of Furniture Brands International Inc., served as a director of the Company.

                               PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 1997.

                                     [GRAPH]

----------------------------------------------------------------------------------------
                       1992     1993     1994     1995     1996     1997     CAGR<F*>
                       ----     ----     ----     ----     ----     ----     --------
EMERSON                $100     $111     $115     $142     $183     $239      19.0%
S&P 500                 100      113      117      152      183      257      20.8
DJEE                    100      105      113      132      166      220      17.1
----------------------------------------------------------------------------------------

<F*>Compound Annual Growth Rate

              II. PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN

   The proposed 1998 Stock Option Plan (the "1998 Plan") is intended to be a successor to the Company's 1991 Stock Option Plan (the "1991 Plan"), and the 1998 Plan is generally similar to the 1991 Plan previously approved by the Company's stockholders. The primary purposes of the 1998 Plan are to support the achievement of the Company's business objectives by providing stock-based incentives which focus participants on the Company's longer-term objectives and specifically link participants' interests to stockholder interests. Awards under the 1998 Plan are designed to retain, reward and motivate participants to contribute to the Company's continued success and to encourage their ownership of the Company's stock.

    As of November 5, 1997, options to purchase 7,006,523 shares of common stock were outstanding under the other option plans of the Company and its subsidiaries, and only 341,118 shares were available for the grant of additional options under those plans. Accordingly, the Board believes that additional shares should be made available for the grant of options under the 1998 Plan.

    The following is a summary of certain provisions of the 1998 Plan, which is qualified by reference to the complete text of the 1998 Plan set forth in Appendix A to this proxy statement.

    The maximum number of shares available for awards will be the same as the number of shares previously authorized by the Company's stockholders under the 1991 Plan. Subject to adjustment as described below, the 1998 Plan authorizes the Compensation and Human Resources Committee (the "Committee") to grant, over a ten-year period, options to purchase up to a maximum of 8,000,000 shares of common stock of the Company, and for the granting to optionees of alternative stock appreciation rights ("SARs") with respect to all or any part of the number of shares covered by unexercised options. In addition, SARs may be granted independently of options. If any option expires, or is terminated without having been exercised in full or is forfeited or canceled, the unpurchased shares subject to such option will again be available for the grant of options under the 1998 Plan. Any shares used as full or partial payment by an optionee upon exercise of an option will also be available for the purposes of the 1998 Plan.

    The 1998 Plan is administered by the Committee, which is appointed by the Board of Directors from those of its members who are non-employees of the Company as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee determines the individuals to whom, and the time or times at which, options and SAR's are granted and the number of shares subject to each option or SAR. The Committee has plenary authority to interpret the 1998 Plan, to determine the terms and provisions of each option and SAR agreement (which need not be identical) and to make all other determinations in the administration of the 1998 Plan. The Committee may delegate to the Chief Executive Officer of the Company the authority to grant options to individuals who are not subject to the requirements of Section 16(a) of the Exchange Act (i.e., those who are not officers (as defined in Rule 16a-1) or directors of the Company). The Committee shall have the authority to appoint a subcommittee whose members qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder to administer awards under the 1998 Plan to the extent required to meet the requirements of Section 162(m) of the Code and the regulations thereunder.

    Key employees of the Company, its subsidiaries, or any other entity in which the Company has a significant equity or other interest, as determined by the Committee (such other entities hereinafter referred to as "affiliates"), are eligible to receive awards under the 1998 Plan. The 1998 Plan also authorizes the Committee to make awards to outside directors of the Company. The Committee is not currently contemplating granting awards to outside directors at this time, but may do so at a future date. There are approximately 1,500 key employees currently eligible to participate in the 1998 Plan, including the executives named in the Summary Compensation Table.

    Options approved by the Committee may be in the form of "incentive stock options" consistent with Section 422 of the Code, non-qualified stock options which do not meet the criteria of Section 422, or a combination thereof. No individual may be granted an award covering more than 500,000 shares in any one year; provided, that the Chief Executive Officer of the Company may be awarded two times that amount in any year.

    The purchase price under each option may not be less than 100% of the fair market value of the common stock at the time of grant. The purchase price is to be paid in cash or, in the discretion of the Committee, in common stock of the Company with an equivalent market value or in cash and common stock.

    The maximum aggregate fair market value (determined at the time an option is granted) of common stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed the amount specified in
Section 422(d) of the Code (currently $100,000). Options which are exercisable in excess of this limit generally will not qualify as incentive stock options.

    The Committee, in its discretion, may grant under the 1998 Plan, SAR's for any number of shares. In addition, the Committee may grant to an optionee an alternative SAR for all or any part of the number of shares covered by the optionee's options. Any subsequent exercise of options by the holder who also holds an alternative SAR will reduce the alternative SAR by the same number of shares as to which the options are exercised. Any exercise of the alternative SAR will reduce the holder's options by the same number of shares as to which the SAR is exercised. The Committee may later grant to the holder of options that are not incentive stock options an alternative SAR covering all or a portion of such shares, provided, however, that the aggregate amount of shares covered under an alternative SAR held by an option holder may not exceed the total number of shares covered by such holder's unexercised options. Upon exercise, the SAR award amount will be paid either in cash, in common stock of the Company, or any combination of cash and stock as the Committee may determine. The SAR award amount is the excess of the per share market price of the Company's common stock on the date of exercise over the per share market price of the Company's common stock on the date the SAR was granted, multiplied by the number of shares as to which the SAR is exercised.

    The term of each option will be not more than 10 years from the date of grant. Subject to limitations set out in the next paragraph, options will be exercisable at such time or times as the Committee in each instance approves, which need not be uniform for all options. In the event of a "Change of Control," all options shall become fully exercisable. A "Change of Control" means: (1) the purchase or other acquisition (other than from the Company) by a person, entity or group of 20% or more of the Company's voting securities; (2) the persons who constitute the Board of Directors as of the date of adoption of the 1998 Plan ("Incumbent Board Members") and persons who subsequently become members of the Board with the approval of a majority of Incumbent Board Members and other members so approved, cease to constitute a majority of the Board; or
(3) approval by the stockholders of the Company of (a) a reorganization, merger or consolidation pursuant to which the persons who were stockholders of the Company prior thereto do not thereafter own more than 50% of the voting power of the Company; (b) a liquidation or dissolution of the Company; or (c) a sale of all or substantially all of the assets of the Company.

    Options and SAR's are not transferable otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The Committee, however, in its sole discretion, may permit an optionee to make certain transfers of non-qualified stock options. An option or SAR must be exercised prior to the termination of employment or service as an outside director of the Company, except as follows:
(a) if employment of an optionee (other than an outside director) is terminated with the approval of the optionee's employer, the Committee in its discretion may permit the option or SAR to be exercised, to the extent it was exercisable at the date of termination, within three months after such termination but not after ten years of the granting thereof; (b) if employment of an optionee or service as an outside director is terminated on account of retirement, the Committee in its discretion may permit the option or SAR to be exercised, to the extent it was exercisable on the date of termination, within five years after such termination but not after ten years of the granting thereof; (c) if employment or service is terminated on account of disability (as determined by the Committee), the option or SAR may be exercised, to the extent it was exercisable at the date of termination, within one year after such termination but not after ten years of the granting thereof; (d) in the event of death of the optionee while employed by the Company or one of its subsidiaries or affiliates or serving as an outside director of the Company, or within three months after termination of employment or service (or one year in the case of termination due to disability or five years in the case of termination due to retirement), the option or SAR may be exercised, to the extent it was exercisable at the date of death, within one year after the date of death but not after ten years of the granting thereof.

    The number of shares subject to options and SAR's, and the option prices and SAR exercise amounts, will be appropriately adjusted in the event of changes in the outstanding common stock by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares and the like. The Board of Directors may at any time terminate or modify the 1998 Plan, except that without further approval of the stockholders it may not make any modifications which by law require such approval. The 1998 Plan will terminate on November 4, 2007. Options and SAR's outstanding at the termination of the 1998 Plan will not be affected by such termination.

    No determination has been made with respect to persons who may be granted options under the 1998 Plan. The last sales price of the common stock of the Company on the New York Stock Exchange on December 3, 1997 was $57 5/16 per share.

FEDERAL INCOME TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. An optionee does not realize income on the grant of an incentive stock option. If an optionee exercises an incentive stock option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option or within one year from the date of exercise, the optionee will not realize any income by reason of the exercise and neither the Company nor its subsidiaries will be allowed a deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount of cash paid upon exercise. (See the discussion below for the tax consequences of the exercise of an option with stock already owned by the optionee.) Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, the gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee's basis in the shares.

    If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the optionee will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (a) the amount realized on the disposition, or (b) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company or one of its subsidiaries will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such shares over the fair market value of the shares on the date of exercise will be long- or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition. If an optionee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long- or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition.

    The excess of the fair market value of the shares at the time the incentive stock option is exercised over the exercise price for the shares is treated as a tax preference item (the "Incentive Stock Option Preference") unless the optionee makes an Early Disposition of such stock. See "Taxation of Preference Items" below.

    NON-QUALIFIED STOCK OPTIONS. Non-qualified stock options do not receive the special tax treatment accorded to incentive stock options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he or she recognizes ordinary income upon the exercise of a non-qualified option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of cash paid for the stock. However, so long as the sale of the stock by the optionee at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act (the "Section 16(b) restriction"), the optionee will not recognize income until the Section 16(b) restriction lapses. Upon the lapse of the Section 16(b) restriction, the optionee will recognize income equal to the excess, if any, of the fair market value of the stock at the time the Section 16(b) restriction lapses over the option price. The optionee may elect to recognize income upon receipt of the stock and not at the time the Section 16(b) restriction lapses, in which case the tax consequences to the optionee are the same as if he or she were not subject to the Section 16(b) restriction.

    As a result of the optionee's exercise of a non-qualified stock option, the Company or one of its subsidiaries will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The deduction will be taken in the Company's taxable year in which the option is exercised unless the optionee is subject to the Section 16(b) restriction, in which case the Company's deduction will be taken in the taxable year in which or with which ends the taxable year of the optionee in which the optionee must include the amount in gross income.

    The excess of the fair market value of the stock on the date of exercise of a non-qualified stock option over the exercise price is not treated as an item of "tax preference" as such term is used in the Code.

    STOCK APPRECIATION RIGHTS. Although the recipient of an SAR does not recognize income at the time the right is granted, in the year the right is exercised he or she recognizes income in an amount equal to the cash and the fair market value of the property received. The Company or one of its subsidiaries will be entitled to deduct as compensation an amount equal to the income recognized by the recipient, and such deduction shall be claimed in the Company's taxable year in which the award becomes payable to the recipient.

    However, so long as sale of the stock (if any) received would subject the recipient to suit under Section 16(b) of the Exchange Act, the recipient does not recognize income on receipt of the stock until the Section 16(b) restriction lapses. Upon the lapse of the Section 16(b) restriction, the recipient will recognize income equal to the fair market value of the stock at the time the Section 16(b) restriction lapses. The recipient may elect to recognize income upon receipt of the stock and not at the time the Section 16(b) restriction lapses, in which case the tax consequences to the recipient are the same as if he or she were not subject to the Section 16(b) restriction. The Company or one of its subsidiaries is entitled to deduct as compensation the amount included in the recipient's gross income as a result of the payment of the award in stock only in its taxable year in which or with which ends the taxable year of the recipient in which he or she recognizes gross income.

    If an SAR is paid in stock, the recipient's basis will be equal to the fair market value of the stock when received, and the holding period will begin on that date. However, if the recipient is subject to the Section 16(b) restriction and has not elected to recognize income upon receipt of the stock, the basis will be equal to the fair market value of the stock at the time the
Section 16(b) restriction lapses and the holding period will begin on such date. If the stock so acquired is later sold or exchanged, the difference between the sales price of the stock and the recipient's basis in the stock is taxable as long-term or short-term capital gain or loss depending upon the holding period of the shares.

    TAXATION OF LONG-TERM CAPITAL GAINS. The Taxpayer Relief Act of 1997 substantially changes the tax treatment of capital gains for individuals. For capital assets held for more than 18 months, the maximum rate of tax on net capital gains is 20%. A 10% rate applies to taxpayers in the 15% ordinary income tax bracket. Capital gains on assets held for more than 12 months but not more than 18 months are taxed at a 28% rate. For holding periods beginning after December 31, 2000, gains on capital assets held for more than five years are subject to a reduced rate. The 20% and 10% rates discussed above are reduced to 18% and 8% respectively.

    TAXATION OF PREFERENCE ITEMS. Section 55 of the Internal Revenue Code imposes an Alternative Minimum Tax equal to the excess, if any, of (1) 26% of the optionee's "alternative minimum taxable income" up to $175,000 ($87,500 in the case of married taxpayers filing separately) and 28% of Alternative minimum taxable income in excess of $175,000 ($87,500 in the case of married taxpayers filing separately) over (2) his or her "regular" federal income tax. Alternative minimum taxable income is determined by adding the optionee's Incentive Stock Option Preference and any other items of tax preference to his or her adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly and $22,500 for married taxpayers filing separately.

    The foregoing is a summary of the federal income tax consequences to the participants in the Plan and to the Company, based upon current income tax laws, regulations and rulings.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE
                                                         ---
1998 PLAN.

                                  III. VOTING

   The affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 1998 Annual Meeting is required to elect directors, to approve the 1998 Stock Option Plan and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked "abstain" on the proposal to approve the 1998 Stock Option Plan, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against approval of the 1998 Stock Option Plan and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                           IV. INDEPENDENT AUDITORS

   KPMG Peat Marwick LLP was the auditor for the fiscal year ended September 30, 1997, and the Audit Committee has selected it as auditor for the year ending September 30, 1998. A representative of KPMG Peat Marwick LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                           V. STOCKHOLDER PROPOSALS

   Proposals of stockholders intended to be presented at the 1999 Annual Meeting scheduled to be held on February 2, 1999, must be received by the Company by August 14, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a stockholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between November 3 and December 3, 1998 for the 1999 Annual Meeting. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

    In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

                                                                     APPENDIX A

                             EMERSON ELECTRIC CO.
                            1998 STOCK OPTION PLAN

   1. PURPOSE OF THE PLAN. The Emerson Electric Co. 1998 Stock Option Plan (the "Plan") is intended as an incentive to, and to encourage ownership of the stock of Emerson Electric Co. ("Company") by key employees of the Company, its subsidiaries, or any other entity in which the Company has a significant equity or other interest as determined by the Committee (such other entities hereinafter referred to as "affiliates"), and outside directors of the Company. It is intended that certain options granted hereunder will qualify as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") ("Incentive Stock Options") and that other options granted hereunder will not be Incentive Stock Options.

    2. STOCK SUBJECT TO THE PLAN.

        (a) Stock Available For Grants of Options and Stock Appreciation Rights ("SARs"). 8,000,000 shares of the Common Stock of the Company ("Common Stock") have been allocated to the Plan and will be reserved for the grant of options or SAR's under the Plan, subject to adjustment under Paragraph
    16. The maximum number of options or SAR's which may be awarded to a participant under this Plan shall be options for 500,000 shares per year; provided, however, that the Chief Executive Officer of the Company (the "CEO") may be awarded two times that number per year.

        (b) Reservation of Shares. The Company will allocate and reserve in each fiscal year a sufficient number of shares of its Common Stock for issue upon the exercise of options or SAR's granted under the Plan.

        (c) Treasury Shares. The Company may, in its discretion, use shares held in the Treasury or authorized but unissued shares of Common Stock for the Plan. Any shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan. If any option is exercised by tendering shares of Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of an option under this Plan or any prior plan of the Company, only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan. In addition, any shares that relate to options or SAR's granted under the Plan which are forfeited back to the Company because of failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Further, shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or through obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan.

    3. ADMINISTRATION. The Plan shall be administered by the Committee referred to in Paragraph 4 (the "Committee"). Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, options and SAR's shall be granted and the number of shares to be subject to each option or SAR. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Company's (or any affiliate's) success and such other factors as the Committee, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective stock option and SAR agreements (which need not be identical) and to make all other determinations which the Committee believes necessary or advisable for the proper administration of the Plan. The Committee's determinations on matters relating to the Plan shall be final and conclusive on the Company and all participants. The Committee may, in its discretion, delegate to the CEO the authority to determine the individuals to whom, and the time or times at which and terms upon which, options and SAR's shall be granted and the number of shares to be subject to each option or SAR; provided, however, that the Committee may not delegate such authority to the CEO with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 as amended (the "1934 Act").

    4. THE COMMITTEE. The Committee shall consist of two or more non-employee directors as defined in Rule 16b-3 under the 1934 Act or any successor Rule. In the event the Committee shall no longer meet the qualification requirements set forth above, the Board of Directors of the Company shall appoint a new committee to administer the Plan, whose members shall cause the committee to qualify under the transaction approval requirements of Rule

16b-3. The Committee shall have the authority to appoint a subcommittee whose members qualify as "outside" directors under Section 162(m) of the Code and the regulations thereunder, to administer awards under the Plan to the extent required to meet the requirements of Section 162(m) of the Code and the regulations thereunder.

    5. ELIGIBILITY. The Committee's powers and authority to award options (including Incentive Stock Options) and SAR's include, but are not limited to, selecting individuals who are key employees of the Company, subsidiaries, or its affiliates and outside directors of the Company. Provided, that Incentive Stock Options may only be awarded to key employees of the Company or its subsidiaries.

    6. OPTION PRICES. The purchase price of the Common Stock under each option shall not be less than 100% of the fair market value of the stock at the time of the granting of the option. Such fair market value shall generally be considered to be the mean between the high and low prices of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape for the day the option is granted; provided, however, that the Committee may adopt any other criterion for the determination of such fair market value as it may determine to be appropriate.

    7. PAYMENT OF OPTION PRICES. The purchase price is to be paid in full upon the exercise of the option, either (i) in cash, (ii) in the discretion of the Committee, by the tender either actually or by attestation to the Company of shares of the Common Stock of the Company, owned by the optionee and registered in the optionee's name or held for the optionee's benefit by a registered holder, having a fair market value equal to the cash exercise price of the option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations, or (iii) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof. Provided, however, that no shares of Common Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option or an employee stock purchase plan described in Section 423 of the Code, unless
(i) such shares have been held by the optionee for at least one (1) year and
(ii) at least two (2) years have elapsed since such option was granted. The cash proceeds from sales of stock subject to option are to be added to the general funds of the Company and used for its general corporate purposes. The shares of Common Stock of the Company received by the Company as payment of the option price are to be added to the shares of the Common Stock of the Company held in its Treasury and used for the purposes of granting options and SAR's under the Plan.

    Upon exercise of an option which is not an Incentive Stock Option, the Company shall, as required by applicable law, withhold sufficient shares to satisfy the Company's obligation to withhold for federal and state taxes on such exercise with respect to optionees who are reporting persons under Section 16(a) of the 1934 Act, and the Company may so withhold with respect to optionees who are not such reporting persons upon such optionees' request.

    8. OPTION AMOUNTS. The maximum aggregate fair market value (determined at the time an option is granted in the same manner as provided for in Paragraph 6 hereof) of the Common Stock of the Company with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its subsidiaries) shall not exceed the amount specified in Section 422(d) of the Code.

    9. EXERCISE OF OPTIONS. The term of each option shall be not more than ten
(10) years from the date of granting thereof or such shorter period as is prescribed in Paragraph 10 hereof. Within such limit, options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all optionees; provided, however, that except as provided in Paragraphs 10 and 11 hereof, no option may be exercised at any time unless the optionee is then a director of the Company or an employee of the Company, its subsidiaries or affiliates and has been so engaged or employed continuously since the granting of the option. The holder of an option shall have none of the rights of a stockholder with respect to the shares subject to option until such shares shall be issued to such holder upon the exercise of the option. Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) all options shall become fully exercisable. For this purpose, a "Change of Control" shall mean:

        (a) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of 20% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

        (b) Individuals who, as of the date of the adoption of the Plan, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors) shall be, for purposes of this paragraph, considered as though such person were a member of the Incumbent Board; or

        (c) Approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation would not immediately thereafter own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

    10. TERMINATION OF EMPLOYMENT OR SERVICE AS AN OUTSIDE DIRECTOR. Any option issued hereunder must be exercised prior to the optionee's termination of employment with the Company (or service as an outside director of the Company), a subsidiary, or an affiliate, except that if the employment of an optionee (other than an outside director of the Company) terminates with the consent and approval of the optionee's employer, the Committee in its absolute discretion may permit the optionee to exercise the option, to the extent that the optionee was entitled to exercise it at the date of such termination of employment, at any time within three (3) months after such termination, but not after ten (10) years from the date of the granting thereof. In addition, the Committee in its absolute discretion, may permit an optionee who terminates employment (or service as an outside director of the Company) on account of retirement, to exercise such option, to the extent the optionee was entitled to exercise it at the date of such termination, at any time within five (5) years of the termination of employment (or service), but not after ten (10) years from the date of the granting thereof. If an optionee terminates employment (or service as an outside director) on account of disability, the optionee may exercise such option, to the extent the optionee was entitled to exercise it at the date of such termination, at any time within one (1) year of the termination of employment (or service) but not after ten (10) years from the date of the granting thereof. For this purpose a person shall be deemed to be disabled if he or she is permanently and totally disabled within the meaning of Section 422(c)(6) of the Code, which, as of the date hereof, means that he or she is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of not less than twelve (12) months. A person shall be considered disabled only if he or she furnishes such proof of disability as the Committee may require. Options granted under the Plan shall not be affected by any change of employment so long as the optionee continues to be an employee of the Company or a subsidiary thereof or, in the case of SAR's or options which are not Incentive Stock Options, an affiliate of the Company. The option agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company (or service as an outside director of the Company) or any subsidiary or affiliate or interfere in any way with the right of the Company or any subsidiary or affiliate thereof to terminate his or her employment at any time.

    11. DEATH. In the event of the death of an optionee under the Plan, while he or she is employed by the Company (or a subsidiary or affiliate of the Company) or while he or she is serving as an outside director of the Company or within three (3) months after termination of such employment or service (or one
(1) year in the case of the termination of employment (or service) of an optionee who is disabled as above provided or five (5) years in the case of termination of employment (or service) on account of retirement, as provided in paragraph 10 above) the option theretofore granted may be exercised, to the extent exercisable at the date of death, by a legatee or legatees under the optionee's last will, or by personal representatives or distributees, at any time within a period of one (1) year after death, but not after ten (10) years from the date of granting thereof.

    12. NON-TRANSFERABILITY OF OPTIONS. Each option granted under the Plan shall, by its terms, be non-transferable otherwise than by will or the laws of descent and distribution and an option may be exercised, during the lifetime of an optionee, only by such optionee; provided, however, that the Committee may, in its sole discretion, permit an optionee to transfer a non-qualified stock option, or cause the Company to grant a non-qualified stock option that would otherwise be granted to a person described in Paragraph 5 (an "Eligible Optionee"), to any one or more of the following: an Eligible Optionee's descendant, spouse, descendant of a spouse, spouse of any of the foregoing, a trust established primarily for the benefit of any of the foregoing, or of such Eligible Optionee, or to an entity which is a corporation, partnership, or limited liability company (or any other similar entity) the owners of which are primarily the aforementioned persons or trusts. Any such option so transferred or granted directly to the aforementioned persons, trusts or entities in respect of an Eligible Optionee shall be subject to the provisions of Paragraph 10 concerning the exercisability during the Eligible Optionee's employment or service as an outside director of the Company.

    13. SUCCESSIVE OPTION GRANTS. Successive option grants may be made to any holder of options under the Plan.

    14. REGISTRATION. Each option under the Plan shall be granted only on the condition that the Company maintain with the Securities and Exchange Commission a registration statement for all Common Stock that can be purchased thereunder. In the event that the Company fails to maintain a registration statement for this Common Stock, the right to purchase this Common Stock through the exercise of options granted under the Plan will be suspended immediately.

    15. STOCK APPRECIATION RIGHTS.

        (a) Grant. The Committee, in its discretion, may grant under the Plan a SAR for any number of shares. Each SAR granted shall specify a time period for exercise of such SAR.

        In addition, the Committee may grant to an optionee an alternative SAR for all or any part of the number of shares covered by options. If an alternative SAR is granted, the SAR agreement shall specify the options in respect of which the alternative SAR is granted. Any subsequent exercise of specified options by the holder thereof shall reduce the alternative SAR by the same number of shares as to which the options are exercised. Any exercise of the alternative SAR shall reduce the holder's specified options by the same number of shares as to which the SAR is exercised. An alternative SAR granted to an option holder shall specify a time period for exercise of such SAR, which time period may not extend beyond, but may be less than, the time period during which the corresponding options may be exercised. The failure of the holder of the alternative SAR to exercise such SAR within the time period specified shall not reduce the holder's option rights. The Committee may later grant to the holder of an option that is not an Incentive Stock Option an alternative SAR covering all or a portion of such shares, provided, however, that the aggregate amount of all shares covered by an alternative SAR held by an option holder shall at no time exceed the total number of shares covered by such holder's unexercised options.

        (b) Exercise. A SAR shall be exercised by the delivery to the Company of a written notice which shall state that the individual elects to exercise his or her SAR as to the number of shares specified in the notice and which shall further state what portion, if any, of the SAR award amount (hereinafter defined) the holder thereof requests be paid in cash and what portion, if any, the holder requests be paid in Common Stock of the Company. The Committee promptly shall cause to be paid to such holder the SAR award amount either in cash, in Common Stock of the Company, or any combination of cash and stock as it may determine. Such determination may be either in accordance with the request made by the holder of the SAR or otherwise, in the sole discretion of the Committee. The SAR award amount is
    (i) the excess of the price of one share of the Company's Common Stock on the date of exercise over (A) the per share price of the Company's Common Stock on the date the SAR was granted or (B) in the case of an alternative SAR, the per share option price for the option in respect of which the alternative SAR was granted multiplied by (ii) the number of shares as to which the SAR is exercised. For the purposes hereof the price of one share of the Company's Common Stock on the date of exercise and on the date of the grant shall be the mean between the high and low prices of the Company's Common Stock on the New York Stock Exchange Composite Tape on such dates provided that the Committee may adopt any other criterion for the determination of such price as it may determine to be appropriate.

        (c) Other Provisions of Plan Applicable. All provisions of the Plan applicable to options granted hereunder shall apply with equal effect to SAR's. Not in limitation of the prior sentence, it is expressly provided that no SAR shall be transferable otherwise than by will or the laws of descent and distribution and a SAR may be exercised during the lifetime of the holder thereof only by such holder.

    16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR CORPORATE ACQUISITIONS. Notwithstanding any other provisions of the Plan, the option and SAR agreements may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each outstanding option or SAR, the option prices and SAR award amounts in the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which options and SAR's may be granted to any individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a subsidiary or an affiliate, enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee may grant options or SAR's to employees or former employees of such corporation in substitution of options or SAR's previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

    17. AMENDMENT AND TERMINATION. The Board or the Committee may at any time terminate the Plan or make such modifications of the Plan as they shall deem advisable; provided, however, that the Board or the Committee may not, without further approval by the holders of Common Stock, make any modifications which, by applicable law or rule, require such approval. No termination or amendment of the Plan may, without the consent of the optionee to whom any option or SAR shall theretofore have been granted, adversely affect the rights of such optionee under such option or SAR.

    18. EFFECTIVENESS OF THE PLAN. The Plan will become effective upon adoption by the Board of Directors of the Company on November 4, 1997, subject to approval of the Plan by the stockholders of the Company within twelve (12) months of such date. Options and SAR's may be granted before such stockholder approval (but may not be exercisable before such approval), and if such approval is not obtained, this Plan and such options and SAR's shall be void and of no force or effect.

    19. TIME OF GRANTING OF OPTIONS OR SAR'S. An option or SAR grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, or the CEO, as the case may be, makes an award of an option or SAR to an eligible employee of the Company or one of its subsidiaries or affiliates or to an outside director of the Company, provided that such option or SAR is evidenced by a written option or SAR agreement duly executed on behalf of the Company and on behalf of the optionee within a reasonable time after the date of the Committee or CEO action.

    20. TERM OF PLAN. The Plan shall terminate ten (10) years after the date on which it was initially approved and adopted by the Board as set forth under Paragraph 18 and no option or SAR shall be granted hereunder after the expiration of such ten-year period. Options or SAR's outstanding at the termination of the Plan shall continue in full force and effect and shall not be affected thereby.

                                     * * *

    The foregoing Plan was adopted by the Board of Directors of the Company on November 4, 1997.

                                                       Please mark
                                                     your voate as      /X/
                                                      indicated in
                                                      this example


                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. ELECTION OF DIRECTORS                                            2. PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN

               FOR                       WITHHOLD AUTHORITY                                  FOR        AGAINST        ABSTAIN
    all nominees listed below          to vote for all nominess                              / /          / /            / /
     (except as marked to the                listed below
        contrary below)                          / /
             / /

 (INSTRUCTION: To withhold authority to vote for any individual nominee,              The undersigned hereby acknowledges receipt
     strike a line through the nominee's name on the list below.)                        of Notice of said Annual Meeting and
                                                                                          accompanying Proxy Statement, each
                                                                                               dated December 12, 1997.

               J. G. Berges, R. L. Ridgway, A. E. Suter,
                  W. M. Van Cleve, E. E. Whitacre, Jr.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE,THIS
                PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                    If address appearing at left is incorrect, kindly make correction.

                                    ------------------------------------------

                                    ------------------------------------------

                                    Dated this -- day of -------------, 199--.

                                    ------------------------------------------

                                    ------------------------------------------
                                      (If Stock is owned in joint names all
                                              owners must sign).


                               FOLD AND DETACH HERE

                                     [LOGO]


                                                    December 12, 1997

Dear Shareholder:

      The annual meeting of Stockholders of Emerson Electric Co. will be held at the principal offices of the Company at 8000 West Florissant Avenue, St. Louis, Missouri at 10:00 a.m. on Tuesday, February 3, 1998.

      It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

                             EMERSON ELECTRIC CO.

[LOGO]    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 3, 1998, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the share of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

                 (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)



                                FOLD AND DETACH HERE




                IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN
                    THE PROXY BELOW AS SOON AS POSSIBLE. BY
                    DOING SO, YOU MAY SAVE THE COMPANY THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                                                       Please mark
                                                     your voate as      /X/
                                                      indicated in
                                                      this example


                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. ELECTION OF DIRECTORS                                            2. PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN

               FOR                       WITHHOLD AUTHORITY                                  FOR        AGAINST        ABSTAIN
    all nominees listed below          to vote for all nominess                              / /          / /            / /
     (except as marked to the                listed below
        contrary below)                          / /
             / /

 (INSTRUCTION: To withhold authority to vote for any individual nominee,              The undersigned hereby acknowledges receipt
     strike a line through the nominee's name on the list below.)                        of Notice of said Annual Meeting and
                                                                                          accompanying Proxy Statement, each
                                                                                               dated December 12, 1997.

               J. G. Berges, R. L. Ridgway, A. E. Suter,
                  W. M. Van Cleve, E. E. Whitacre, Jr.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE,THIS
                PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                    If address appearing at left is incorrect, kindly make correction.

                                    ------------------------------------------

                                    ------------------------------------------

                                    Dated this -- day of -------------, 199--.

                                    ------------------------------------------

                                    ------------------------------------------
                                      (If Stock is owned in joint names all
                                              owners must sign).


                               FOLD AND DETACH HERE

                                     [LOGO]



                                                            January 15, 1997

        IF YOU HAVE ALREADY SENT IN YOUR PROXY PLEASE DISREGARD THIS LETTER

To the Stockholders of Emerson Electric Co.

                                       A REMINDER

      We have previously sent to you proxy soliciting material relating to the Annual Meeting of Stockholders to be held on February 4, 1997.

      According to our latest records, we have not as yet received your proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

      A return envelope is enclosed for your convenience.

      Thank you for your cooperation.

                                                      Very truly yours,

                                                      /S/ Charles F. Knight
                                                      C. F. Knight
                                                      Chairman of the Board

                             EMERSON ELECTRIC CO.

[LOGO]    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 3, 1998, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the share of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

                 (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)



                                FOLD AND DETACH HERE




                IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN
                    THE PROXY BELOW AS SOON AS POSSIBLE. BY
                    DOING SO, YOU MAY SAVE THE COMPANY THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                                   APPENDIX

     Page 12 of the printed proxy contains a Performance Graph comparing cumulative total returns for the five year period ended September 30, 1997. The information contained in said graph is depicted in the table immediately following the graph.